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                                                                     EXHIBIT 8.1

                    [GOODWIN PROCTER & HOAR LLP TAX OPINION]

                                             April 6, 1999

Chittenden Corporation
Two Burlington Square
Burlington, Vermont 05401

   Re: Merger of Chittenden Corporation and Vermont Financial Services Corp.

   Ladies and Gentlemen:

   This opinion is delivered to you in our capacity as counsel to Chittenden Corporation ("Chittenden"), a Vermont corporation, in connection with the merger (the "Merger") of Chittenden Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Chittenden ("CASI"), with and into Vermont Financial Services Corp., a Delaware corporation ("VFSC"); and in connection with the merger of VFSC (as the surviving corporation from the Merger) with and into Chittenden (the "Subsequent Merger") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 16, 1998 by and among Chittenden, VFSC, and CASI. Both the Merger and the Subsequent Merger (collectively the "Mergers") will be consummated pursuant to one integrated plan. This opinion relates to the qualification of the Mergers as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the accuracy of the section entitled "Material Federal Income Tax Consequences' in the Registration Statement filed on Form S-4 in connection the Mergers (the "Registration Statement").

   For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement (including exhibits thereto) and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Chittenden and VFSC set forth in representation letters provided to us by Chittenden and VFSC in connection with the preparation of this opinion. We have assumed that such statements, representations and warranties are true, correct, complete and have not been breached and will continue to be so through the date of the Mergers, that no actions that are inconsistent with such statements, representations and warranties will be taken and that all representations, statements and warranties made to "the best knowledge of" any person or with similar qualification are and will be true, correct and complete as if made without such qualification. We also have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents of all documents submitted to us as drafts and (vi) the accuracy and completeness of all records made available to us. In addition, we have assumed that (i) the Mergers will be consummated in accordance with the Merger Agreement, (ii) the Merger and the Subsequent Merger will both qualify as mergers under the applicable laws of Delaware and Vermont,
(iii) each of Chittenden and VFSC will comply with all reporting obligations with respect to the Mergers required under the Code and the Treasury Regulations thereunder, and (iv) the Merger Agreement is valid and binding in accordance with its terms.

   Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by Chittenden or VFSC as to the federal income tax consequences of any aspect of the Mergers.
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   Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that: (1) the Merger and the Subsequent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) the statements in the Registration Statement set forth under the caption "Material Federal Income Tax Consequences," to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.

                                    *  *  *

   No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof in federal income tax law or administrative practice that may affect our opinion.

   This opinion is being provided to you in connection with the transactions set forth in the Merger Agreement and may not be used for any other purpose without our prior written consent.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the section entitled "Material Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Goodwin, Procter & Hoar LLP
                                          Goodwin, Procter & Hoar LLP

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